SCHEDULE A

DISTRIBUTION AGREEMENT

(as amended on June 12, 2024 to remove Rural America Growth & Income Fund)

Homestead Funds Trust Series as of June 12, 2024

Intermediate Bond Fund

HOMESTEAD FUNDS TRUST

HOMESTEAD FINANCIAL SERVICES CORP.